Exhibit (n)
GMO SERIES TRUST
Plan pursuant to Rule 18f-3 under the
Investment Company Act of 1940
Effective December 21, 2011
     This Plan (the “Plan”) is adopted by GMO Series Trust (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios (“Funds”). This Plan may be revised or amended from time to time as provided below.
Class Designations
     Each Fund of the Trust may from time to time issue one or more of the following classes of shares: Class R4 Shares, Class R5 Shares, and Class R6 Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class.
Class Eligibility
     Each class of shares is available for purchase by eligible retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit-sharing and money purchase pension plans, defined benefit plans and non-qualified deferred compensation plans) whose accounts are maintained by the Funds at an omnibus level, section 529 plans and other omnibus accounts, and by any such additional types of investors, if any, as may be identified in the Trust’s prospectus or statement of additional information as from time to time in effect (the “Prospectus”). Each class shall be subject to such investment minimums and other conditions of eligibility, if any, as are set forth in the Prospectus. The Trust may determine to modify such investment minimums from time to time as set forth in the Prospectus from time to time.
Class Characteristics
     Distribution and Service Fees — Class R4 Shares. Class R4 Shares pay distribution and service fees pursuant to a plan (the “Distribution Plan”) adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) to the Funds’ distributor (the “Distributor”) or other financial intermediaries. Class R4 Shares also bear any costs associated with obtaining Class R4 shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan). Pursuant to the Distribution Plan, Class R4 shares may pay up to 0.25% of the relevant Fund’s average daily net assets attributable to the Class R4 shares. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of each Fund as from time to time in effect. In addition, Class R4 Shares may pay financial intermediaries and other third parties for sub-transfer agency, recordkeeping, and other administrative services to investors invested in the Funds through an omnibus account.

     Distribution and Service Fees — Class R5 Shares. Class R5 Shares pay distribution and service fees pursuant to the Distribution Plan to the Distributor or other financial intermediaries. Class R5 Shares also bear any costs associated with obtaining Class R5 shareholder approval of the Distribution Plan (or an amendment to the Distribution Plan). Pursuant to the Distribution Plan, Class R5 shares may pay up to 0.10% of the relevant Fund’s average daily net assets attributable to the Class R5 shares. Amounts payable under the Distribution Plan are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of each Fund as from time to time in effect. In addition, Class R5 Shares may pay financial intermediaries and other third parties for sub-transfer agency, recordkeeping, and other administrative services to investors invested in the Funds through an omnibus account.
     Distribution and Service Fees — Class R6 Shares. Class R6 Shares do not pay distribution or service fees.
     Exchange Privileges/Conversion Features. Shareholders of record holding Class R4 Shares, Class R5 Shares, or Class R6 Shares may exchange their shares, either all or in part, at net asset value for the same class of shares of another Fund. Shareholders of record holding Class R4 Shares, Class R5 Shares, or Class R6 Shares may elect to convert their shares to a different class of shares of a Fund, provided that following the conversion the shareholder meets applicable eligibility requirements for the other class. If a shareholder of record converts from one share class to another share class of a Fund, the transaction will be based on the respective net asset value of each class as of the trade date for the conversion. Consequently, the converting shareholder may receive fewer shares or more shares than originally owned, depending on that day’s net asset values. The total value of the initially held shares, however, will equal the total value of the converted shares.
Allocations to Each Class
     Expense Allocations. Class R4 Shares, Class R5 Shares, and Class R6 Shares pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”). Subject to the approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), including a majority of the independent Trustees, the following other “Class Expenses” may (if such expense is properly assessable at the class level) in the future be allocated on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class, (c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f) litigation and other legal expenses relating to a specific class of shares, (g) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, (i) any fees imposed pursuant to a Rule 12b-1 or a non-Rule 12b-1 shareholder service plan that relate to a specific class of shares, and (j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.
     All expenses not now or hereafter designated as Class Expenses (“Fund Expenses”), including administration fees payable to Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”), will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.
     However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund’s allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.
     Waivers and Reimbursements. GMO may choose to waive part or all of its administration fee from one or more classes of a Fund, or to reimburse one or more classes of a Fund for any other Class Expenses on a voluntary or temporary basis.
     Income, Gain and Loss Allocations. Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.
     Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c) under the Act, consistent with the provisions set forth in “Expense Allocations” above.
Redemptions at the Option of the Trust
     Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 4 of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), the Trustees have the right, in their sole discretion, to cause the Trust at any time to redeem unilaterally the shares of any shareholder of the Trust at the net asset value thereof as described in Article VI, Section 3 of the Declaration of Trust, less any redemption fee as the Board may approve from time to time as applicable to the shares, whether such shares were outstanding at the time of the Board’s approval or issued after the time of the Board’s approval.
Dividends
     Dividends paid by the Trust with respect to any class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Class Expenses relating to a class shall be borne exclusively by that class.

Voting Rights
     Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.
Amendments
     The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.
Adopted this 21st day of December, 2011

By:	/s/ Jason Harrison Name: Jason Harrison
Title: Clerk